Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

SETS CASH DIVIDEND PAYMENT DATE

FORT LAUDERDALE, FL, December 21, 2021 . . . The Board of Directors of National Beverage Corp. (NASDAQ:FIZZ) has set Wednesday, December 29, 2021, as the payment date for the company’s previously announced $3.00 per share special cash dividend.

“We are proud of the strong operational and financial performance that has given us the opportunity to reward loyal shareholders with this payment,” stated a company spokesperson. “More importantly, we realize and deeply appreciate how fortunate we are – particularly as so many are facing illness and serious challenges in what should be a joyful holiday season. This understanding, as well as the increasingly uncertain tax environment, prompted our Board to accelerate payment of the cash dividend to next week.”

“We feel compelled to share our blessings with our faithful shareholders . . . and give them the choice to use this payment in the best way possible for them. Our sincere hope is that all experience peace and joy this holiday season, especially the heartfelt joy that comes from sharing with others,” concluded the spokesperson.

National Beverage plans to announce results for its third quarter ending January 29, 2022 on or before March 10, 2022.

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